Exhibit 99.1
For more information, please contact:

COMPANY Xin Ma, Chief Financial Officer SkyPeople Fruit Juice, Inc. Tel: China + 86 - 29-8837-7161 Email: oliver.x.ma@skypeoplefruitjuice.com Web: http://www.skypeoplefruitjuice.com	INVESTOR RELATIONS David Rudnick, Account Manager CCG Investor Relations Tel: US +1- 646-626-4172 Email: david.rudnick@ccgir.com Web: http://www.ccgir.com

SkyPeople Fruit Juice Announces Agreement
to Manufacture Orange Juice Products

XI’AN, China, October 29, 2012 /PRNewswire-Asia-FirstCall/ -- SkyPeople Fruit Juice, Inc. (NASDAQ: SPU - News) (“SkyPeople” or “the Company”), a producer of fruit juice concentrates, fruit juice beverages and other fruit-related products, announced today that SkyPeople Juice Group Co., Ltd., a company organized under the laws of the People’s Republic of China (“China”) and a 99.78%-owned subsidiary of the Company, entered into an Investment/Service Agreement with the Yidu Municipal Government in Hubei Province, China (the “Agreement”), for the construction and establishment of a zone for the manufacturing and comprehensive deep processing of concentrated orange juice, orange juice drinks and other orange-related products.

“We are very excited about the Yidu project.  We estimate that the total investment in the project, including fixed assets, land use rights and working capital, will be approximately RMB 380 million (approximately $60.8 million).  Our diversification into the orange products sector represents an important strategic move in our core business as it further expands our product base and will ultimately add to the Company’s revenue and profits. Our expansion into the orange juice and other orange-related market is driven by our belief that there is a shortage of such products in the market. We believe that this new product area augments our existing product platform and represents a competitive advantage in our sector with the potential of further mitigating both the regional and seasonal cyclicality of our major fruit products,” commented by Mr. Yongke Xue, the CEO of SkyPeople. “SkyPeople is committed to creating fruit products that have strong long-term demand fundamentals where we can leverage our operating capabilities and utilize our marketing and distribution economies of scale. We believe that the agreement with the Yidu Municipal Government will be of significant benefit to both parties and will generate a sound return on investment for the Company.”

Pursuant to the Agreement, the project will be built on a parcel of land approximately 280 mu in size (approximately 46 acres) located in the city of Yidu, Hubei Province, China. The consideration for transferring the land use rights for the project to the Company is RMB 0.3 million (approximately $48,030) per mu and the construction period of the project is expected to be between 2012 through 2014.

Pursuant to the Agreement, the total amount of investment in fixed assets and land use rights for the project, is expected to be RMB 300 million (approximately $48 million).  The Company plans to fund the project using its current cash balances, expected future cash flow from operations and debt.

Pursuant to the Agreement, the Company will establish a concentrated orange juice production line with a capacity to process 45 tons of oranges per hour, and a fruit juice beverage production line with a capacity to produce 6,000 bottles per hour. The Company will also establish other facilities such as storage facilities, sales and distribution center and R&D center.

The Yidu Municipal People’s Government will be responsible for the basic infrastructure surrounding the project land, such as the main water supply, main water drainage, main power supply, main roads, natural gas provision and communications network. The Yidu Municipal People’s Government and the Company will jointly work on several areas of common interest in executing the project. The Agreement is contingent upon certain conditions being satisfied and the receipt of further governmental approvals.

SkyPeople plans to develop an orange plantation to grow oranges which will then provide partial supply of raw material for it to manufacture and process concentrated orange juice, orange juice drinks and other orange-related products. The Company plans to utilize its existing market infrastructure and distribution channels to sell the orange-related products.

According to the US Department of Agriculture, the amount of oranges production in China increased from 8,783,000 tons in 2000 to 26,452,000 tons in 2010, representing a compound annual growth rate of 11.7%. It is expected that this trend will continue.  In the meantime, however, China is expected to continue to experience a significant shortage of orange juice production relative to the market demand. According to the National Development Plan for Oranges Industry in the Most Preferred Areas issued by China’s Ministry of Agriculture, China’s orange juice production and market demand are expected to be 0.9 million tons and 2.6 million tons in 2015, respectively, representing a shortage in supply of 1.7 million tons.  As such, the Company believes that successful execution of the Yidu project will enable the Company to take advantage of this market opportunity.

Hubei Province is one of the biggest citrus production provinces in China. The city of Yidu is also known as the “town of citrus.”  According to the Status Report by Yidu Government dated June 15, 2012, the citrus output in Yidu achieved its record high of more than 480,000 tons in 2011. Locating our orange project in Yidu is consistent with the Company’s long-term strategy and key competitive advantage to locate our manufacturing facilities near major regional fruit growing centers. This strategy has enabled the Company to optimize the utilization of fresh, high quality fruit while minimizing transportation costs.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd. (“Pacific”), a Vanuatu company, and SkyPeople Juice International Holding (HK) Ltd., a company organized under the laws of Hong Kong Special Administrative Region of the People’s Republic of China and a wholly owned subsidiary of Pacific, holds 99.78% ownership interest in SkyPeople Juice Group Co., Ltd. (“SkyPeople (China)”). SkyPeople (China), together with its operating subsidiaries in China,  is engaged in the production and sales of fruit juice concentrates, fruit beverages, and other fruit related products in the PRC and overseas markets. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brands, “Hedetang” and “SkyPeople,” which are registered trademarks in the PRC, are positioned as high quality, healthy and nutritious end-use juice beverages. For more information, please visit http://www.skypeoplefruitjuice.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.